           As filed with the Securities and Exchange Commission on March 5, 2001

                                                 Registration  No.
                                                                  --------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933

                             ----------------------

            CHEQUEMATE INTERNATIONAL, INC., D/B/A C-3D DIGITAL, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

    UTAH                          3663                          76-0279816
   ------                        ------                        ------------
State or other               Primary Standard                 I.R.S. Employer
jurisdiction of          Industrial Classification         Identification Number
incorporation or              Code Number
 organization

                             ----------------------

                              124 Point West Blvd.
                           St. Charles, Missouri 63301
                                 (636) 724-1004
                             ----------------------
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                             ----------------------

                                  Chandos Mahon
                             Chief Executive Officer
                         Chequemate International, Inc.
                              124 Point West Blvd.
                              St. Charles, MO 63301
                                 (636) 724-1004
                             ----------------------
                       (Name, address, including zip code,
                   and telephone number, including area code,
                              of agent for service)

                                    Copy to:

                              James C. Lewis, Esq.
                       Jones, Waldo, Holbrook & McDonough
                        170 South Main Street, Suite 1500
                           Salt Lake City, Utah 84101
                                 (801) 521-3200

This Registration Statement consists of a total of 134 pages.

The Exhibit Index is on pages 41 and 46.

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed          Proposed
Title of Class of                                            Maximum           Maximum            Amount of
Securities to                         Amount to be           Offering Price    Aggregate          Registration
Be Registered                         Registered             Per Share         Offering Price     Fee
Common Stock
owned by Five Selling
Securityholders                          893,567 shares(1)   $0.270(2)         $  241,263.09      $   60.32

Common Stock,
One Selling
Securityholder                        27,359,205 shares(3)   $0.270(2)         $7,386,985.30      $1,846.75

Common Stock,
Purchase Warrants                        157,746 shares      $5.32(3)          $  839,208.72      $  209.80

Totals                                28,410,518 shares                        $8,467,457.11      $2,116.86

(1) These shares of Common Stock are offered for resale by five (5) Selling Securityholders - Scott Applegate/Capital Plus, Cinema Internet Networks, Inc., Dutchess Advisors, Ltd., United Business Services, Inc., and Rocky Mountain Employee Benefits, Inc.

(2) The fee is estimated pursuant to Rule 457(c) under the Act solely for the purpose of calculating the registration fee, on the basis of the average of the bid and asked price ($.27) of the Company's Common Stock as reported on the American Stock Exchange on February 27, 2001, which is within five (5) business days prior to the filing of this registration statement.

(3) The number of shares which may be offered by Crooks Hollow, L.L.C., pursuant to this registration statement, is an estimate, and includes shares which are issued or issuable under the terms of a Stock Purchase Agreement, as modified, and a Registration Rights Agreement, and upon exercise of warrants to purchase up to 157,746 shares of Common Stock, based on an exercise price of $5.32 per share (the "Warrant Shares"). The number of shares of common stock included in the registration statement includes all of Warrant Shares, and is based on approximately 200% of the sum of (a) the estimated number of shares of Common Stock issued and issuable under a repricing provision in the Stock Purchase Agreement; and (b) additional shares issuable upon conversion of a certain convertible security. This is estimated solely for the purpose of calculating the registration fee. The actual number of shares issuable may be more or less than such estimate based on a number of factors, including the date of effectiveness of the Company's registration statement, and the market price of the common stock.

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              [END OF FACING PAGE]

                                       SUBJECT TO COMPLETION DATED March 5, 2001

                     PROSPECTUS FOR SELLING SECURITY HOLDERS

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AD EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

                         CHEQUEMATE INTERNATIONAL, INC.,
                     doing business as "C-3D DIGITAL, INC."

                       28,410,518 SHARES OF COMMON STOCK,
                                PAR VALUE $0.0001

     This Prospectus relates to the offering of shares of Common Stock, $.0001 par value (the "Securities" or the "Shares"), of Chequemate International, Inc., doing business under the name "C-3D Digital, Inc." ("Chequemate" or the "Company"), which are being offered by six (6) securityholders (the "Selling Securityholders") of the Company, and which have been or will be acquired by such persons by direct purchase from the Company in private transactions. The Company will receive no proceeds from the sale of the Shares.

     The Company's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "DDD." On February 27, 2001, the last bid price for the Company's common stock, as reported by AMEX, was $.27 per share. Nevertheless, the Selling Securityholders do not have to sell the Shares in transactions reported on AMEX, and may offer their Shares through any type of public or private transactions.

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK
                          SEE "PRINCIPAL RISK FACTORS"

                                ----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

     Chequemate has not registered the Shares for sale by the Selling Securityholders under the securities laws of any state. Brokers or dealers effecting transactions in the Shares covered by this Prospectus should confirm that the Shares covered by this Prospectus have been registered under the securities laws of the state or states in which sales of such shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

     This Prospectus is not an offer to sell any securities other than the Shares covered by this Prospectus. This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

     The Securities may be offered by or on behalf of the Selling Securityholders from time to time in or through transactions or distributions in the over-the-counter market, in privately negotiated transactions, on any stock exchange on which the Securities may be listed at prices prevailing in such market or exchange or as may be negotiated at the time of sale. The Company will bear certain expenses incurred in effecting the registration of the Shares. Notwithstanding the inclusion in this Prospectus of the Shares, the Selling Securityholders have no obligation to sell any or all of the Shares. The Securities may be publicly offered through underwriting syndicates or through dealers. In such event, the Selling Securityholders may enter into an agreement with respect to the Securities then offered providing for the sale of the Securities to, and for the purchase of such Securities being offered by, the members of such syndicate or such dealers. See "PLAN OF DISTRIBUTION." The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Securityholders and any agents, dealers, or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. This offering is expected to terminate no later than the date upon which all Selling Securityholders have sold all of the Securities held by them pursuant to the Registration Statement, as amended, which has been filed by the Company in connection with this Prospectus or otherwise or until they are legally permitted to sell their remaining Securities pursuant to an exemption from registration.

     The date of this Prospectus is March 5, 2001.

                               [End of Cover Page]

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AT ANY TIME IMPLIES THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at: Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Commission maintains a World Wide Web site at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants filed electronically with the Commission. The Common Stock of the Company is traded on the American Stock Exchange. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission, under the Securities Act, a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, collectively referred to as the "Registration Statement") with respect to the Shares of Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement. This Prospectus does not contain all the information set forth in such Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and are qualified in their entirety by reference to the copy of such contract or document appearing as an exhibit to the Registration Statement. Such Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents and materials filed by the Company with the Commission (File No. 1-15043) are incorporated herein by reference:

     1. The Company's Current Report on Form 8-K filed with the Commission on May 26, 2000;

     2. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000, filed with the Commission on July 14, 2000;

     3. The Company's Quarterly Report on Form 10-QSB for the three months ended June 30, 2000, filed with the Commission on August 21, 2000;

     4. The Company's Current Report on Form 8-K filed with the Commission on September 14, 2000;

     5. The Company's Quarterly Report on Form 10-QSB for the six months ended September 30, 2000, filed with the Commission on November 14, 2000;

     6. The Company's Current Report on Form 8-K filed with the Commission on January 9, 2001;

     7. The Company's Quarterly Report on Form 10-QSB for the nine months ended December 31, 2000, filed with the Commission on February 14, 2001;

     8. The Company's Amendment to its Current Report on Form 8-K dated December 30, 2000, filed with the Commission on February 16, 2001;

     9. The Company's Current Report on Form 8-K filed with the Commission on March 2, 2001; and

     10. The Company's amendment to its Quarterly Report on Form 10-QSB for the nine months ended December 31, 2000, filed with the Commission on March 5, 2001.

     All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus, or in any subsequently filed document, is deemed to be incorporated by reference or modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated by reference, not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates. Requests should be directed to Mr. Chandos Mahon at the Company's principal executive offices located at 124 Point West Blvd., St. Charles, Missouri 63301; telephone number
(636) 724-1004.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this Prospectus or incorporated by reference are forward-looking and are beliefs, estimates, intentions and strategies about the future. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "projects", "predicts" or variations of such words and similar expressions are intended to identify such forward-looking statements, but their absence does not mean the statement is not forward-looking. In particular, the statements regarding the availability of adequate funding and progress in the development of our various business segments are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. The failure of any forward-looking event to occur can cause all forward-looking predictions to fail. Investors are warned that C-3D's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors".

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.


THE COMPANY                      Chequemate International, Inc. (the "Company"),
                                 d/b/a "C3-D Digital, Inc.," is a Utah
                                 corporation engaged in the development and sale of "3D" entertainment and technology products.
                                 Through its subsidiaries, the Company is engaged in video technology, cable operations, hotel pay-per-view and web content and commerce business. The Company provides Pay-Per-View and direct digital television services, under the name "Hotel Movie Network." In June 1999, the
                                 Company formed the 3D.COM division, through the acquisition of the assets and technology of Strata, Inc., and the combination of such assets and technology with the internal web effort of the Company. In December, 2000, the Company completed the acquisition of
                                 VisionComm, Inc., a development stage Delaware corporation headquartered in St. Charles,
                                 Missouri, which provides telecommunications and cable television service to residents of multiple dwelling units ("MDUs"), hotels and hospitals. The Company's business strategy is to combine its experience in 3D content aggregation and production with the converging markets of content and commerce on the Internet, Cable television, Pay-Per-View, and free television. To date, the Company and its subsidiaries, including VCI, have incurred substantial losses from operations. See "The
                                 Company," and "Risk Factors."

RISK FACTORS                     An investment in the Shares involves
                                 substantial risk. See "Risk Factors."

SECURITIES OFFERED               Up to 28,410,518 shares of the Company's Common
                                 Stock, par value $0.0001 per share, that are issued or issuable by the Company to the Selling Securityholders. See "Selling
                                 Securityholders."

OFFERING PRICE                   All or part of the Shares offered hereby may be
                                 sold from time to time in amounts and on terms to be determined by the Selling Securityholders at the time of sale. See "Plan of Distribution."

USE OF PROCEEDS                  The Company will receive no part of the
                                 proceeds from the sale of the Shares registered pursuant to this Registration Statement.

SELLING                          The Shares being offered hereby are being
SECURITYHOLDERS                  offered for the account of the Selling
                                 Securityholders specified under the caption
                                 "Selling Securityholders."

ADDRESS AND TELEPHONE            124 Point West Boulevard
OF THE COMPANY                   St. Charles, Missouri  63301
                                 Telephone: (636) 724-1004

AMERICAN STOCK                   "DDD"
EXCHANGE SYMBOL

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN CONNECTION WITH THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1955, THE COMPANY IS HEREBY IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS OF THE COMPANY MADE BY OR ON BEHALF OF THE COMPANY. THE COMPANY ADVISES READERS NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS IN LIGHT OF THE RISKS AND UNCERTAINTIES TO WHICH THEY ARE SUBJECT. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS.

     SUBSTANTIAL AND CONTINUING LOSSES; ACCUMULATED DEFICIT.

     The Company's substantial and continuing losses since inception, coupled with significant ongoing operating expenses, raise serious doubt regarding the Company's ability to continue as a going concern. The Company has an accumulated deficit of $47,640,629 as of December 31, 2000. The Company has incurred a net loss for the three months and nine months ended December 31, 2000, of $2,585,769 and $9,498,674, respectively, and has sustained substantial ongoing losses during each of the preceding three fiscal years, of $18,735,469 for the fiscal year ended March 31, 2000; $4,213,079 for the fiscal year ended March 31, 1999; and $8,024,045, for the fiscal year ended March 31, 1998. These losses have caused a dramatic decline in the value of the Company's common stock, and it may be anticipated that additional losses may cause a further decline in the value of the Company's common stock. Although the Company has undertaken substantial steps in the past few months to reduce its operating overhead, it may be anticipated that losses will continue at least in the near term, and the Company can give no assurance that the Company will ever generate substantial revenues from operations, or achieve profitability.

     The Company has negative working capital, and has been forced to raise capital to fund ongoing operations through the private sales of its securities, the terms of which transactions have been highly dilutive and which have involved substantial expenses. Moreover, because of its financial condition, the Company has been required in recent months to negotiate with creditors and shareholders to extend the due date of certain contractual obligations. In its present circumstances, therefore, there is substantial doubt about the Company's ability to continue as a going concern, absent substantial additional funding, described below, or a substantial increase in revenues from operations.

     THE COMPANY'S MAJOR 3D TELEVISION PRODUCT HAS NOT, AS YET, GAINED MARKET ACCEPTANCE, AND WE HAVE NO ASSURANCE THAT IT WILL. Among the products offered by Company, our current efforts to broadcast television programs in three dimensional format must be considered novel and experimental. Particular risks of this business segment would include the narrow range of broadcast programming available in 3D and the fact that consumers may not be willing to incur the added expense and effort of subscribing to this programming on a long term basis. To view a 3D broadcast, viewers watch 3D television programming using special glasses. This unique product must be considered experimental and there may not be long term acceptance of this novel concept. You should consider, as a risk factor, the possibility that you could invest in this offering and not receive any return of investment, or lose your entire investment if the products and services are not successfully marketed or are otherwise not commercially accepted.

     THE PROFITABILITY OF THE COMPANY'S TELEVISION PAY-PER-VIEW BUSINESS WILL BE DEPENDANT UPON ITS INTEGRATION OF THE ACQUIRED PAY-PER-VIEW ASSETS. Although management of the Company has extensive experience in the hotel pay-per-view business, the Company has only been conducting the pay-per-view business for approximately two years. The pay-per-view assets and contracts of the Company have been acquired in two separate asset acquisitions. These purchases were not acquisitions of complete businesses with established operating histories, but were acquisitions of certain assets only. Although the pay-per-view business is generally comprised of self-contained operations at each hotel location, the Company must still be considered to be in a formative phase of managing the newly acquired assets as a cohesive business unit, and gaining the acceptance and confidence of the various hotel site owners. The profitability of the C-3D pay-per-view business division will be dependant upon our integration of the acquired pay-per-view assets.

     WELL FINANCED COMPETITORS ARE DEVELOPING AND EXPERIMENTING WITH 3D TECHNOLOGIES, AND COULD DOMINATE THE 3D TELEVISION MARKET THE COMPANY IS PURSUING. There is substantial competition, both nationally and internationally, in the electronics and media industries in which the Company operates. Essentially all major television manufacturers are pursuing research and development projects with 3D television. Virtually all major United States TV channels have experimented with or have offered some 3D programming on a trial basis. Each of these companies has assets, and research and development budgets, greater than that of the Company. No assurance can be made, despite the best efforts of management, that other companies may not produce competitive products, services, or devices at a lower price or that are a better product, which could cause the Company to be commercially unprofitable. In the rapidly developing field of 3D video products, there is no assurance that the copyrights, patents or pending proprietary technology of the Company will protect it from direct competition in the area of the Company's high technology 3D products.

     NEED FOR ADDITIONAL CAPITAL THROUGH PRIVATE DEBT OR THE SALE OF STOCK IN ORDER TO SUSTAIN OPERATIONS. The Company's cash requirements have been and will continue to be significant. The Company expects that it will need to raise additional funds through private debt or equity financing in order to continue to support current operations and develop our business plan. No assurance can be made that the Company will be able to raise sufficient capital to sustain operations or to meet its growth projections. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders at that time will be reduced, particularly in view of the dramatic decline in the value of the Company's common stock over the past several months. The Company has incurred debt with private lenders and anticipate incurring additional loan obligations to sustain current operations. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to:

     -    fund then existing operations;

     -    develop new or enhanced services and related products;

     -    continue to develop our business plan; and,

     -    otherwise respond to competitive pressures.

As a result, the Company's business, operating results and financial condition could be materially adversely affected.

     The Company has a written agreement with Paladin Trading Company Limited to provide additional funds through the purchase of restricted stock. However, under the terms of that agreement, funds can only be released pursuant to a registration of the securities issuable to Paladin pursuant to a registration statement on Form S-1. The time and expense involved in completing an S-1 registration statement would, in all likelihood, create significant cash flow difficulties for the Company.

     FREELY TRADEABLE SHARES/ SHARES AVAILABLE FOR SALE. This Prospectus relates to the possible sale of up to 28,410,518 shares of the Common Stock of the Company during the duration of the effectiveness of the Registration Statement. As of February 27, 2001, there were approximately 19,420,750 shares of the Company's Common Stock issued and outstanding. Due to the possibility that all or many of the shares proposed to be sold in this Prospectus could be sold in a relatively short period of time, there is a possibility that the sale of such shares might have a substantially adverse effect on the market for and the price of the Company's Common Stock. In addition, under existing agreements with the Selling Securityholders, the Company is required to issue substantial additional shares of common stock in the event the market price of the Company's common stock is below $1.00 per share in the days preceding the effectiveness of this registration statement, and to register such shares of common stock in a subsequent registration statement. The current market price of the Company's common stock is approximately $.27 per share. Therefore, unless the market price of the

Company's common stock increases, the Company will be required to issue a substantial number of additional shares to the Selling Securityholders, and to include such shares in a future registration statement. The future sale and subsequent registration of these shares of common stock would, in all likelihood, have a depressive effect on the market price of the Company's Common Stock. Potential purchasers of shares of the Company's stock pursuant to this Prospectus should be aware of such possible adverse effects.

     RISKS ASSOCIATED WITH VISIONCOMM, INC. The business of VisionComm, Inc. ("VCI") recently acquired by the Company is also subject to many of the same risks and uncertainties discussed herein, including the risks associated with intense competition in the private cable television business, the need for additional capital, introduction of new and unproven technologies. VCI has suffered losses from operations since inception. VCI has an accumulated deficit of $3,716,719 as of September 30, 2000; and has reported a net loss for the fiscal year ended December 31, 1999, of $995,454, and for the nine months ended September 30, 2000, of $512,783. In addition, there are risks to the Company associated with the VCI acquisition. There may be difficulties and inefficiencies encountered in the process of integrating the business, products and personnel of VCI with those of the Company. It may be some time before any inefficiencies and difficulties are overcome and the Company benefits from economies of scale, synergies from the combination of the business and personnel. There can be no assurance that the transition will not involve significant additional expense or result in delays in the accomplishment of other objectives of the Company.

     AMEX LISTING; RISK OF DELISTING. The Company's common stock is listed on the American Stock Exchange ("AMEX"). AMEX has certain minimum listing requirements which need to be maintained by the listing company. The Company believes it is presently in compliance with such listing requirements. However, if the common stock of the Company was delisted by AMEX, then public perception of the value of the common stock could be materially adversely affected. Investors could lose their investment and the Company could face greater difficulty in raising capital necessary for its continued operations.

     RISK OF BECOMING SUBJECT TO PENNY STOCK RULES. The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Under Commission regulations, "penny stocks" are generally defined as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has (a) net tangible assets of at least $2 million, if the issuer has been in continuous operation for at least three years; or (b) average annual revenue of at least $6 million dollars for the last three years. If the Company's common stock were to become delisted from AMEX, the trading in the stock could be subject to Rule 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker- dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in the Company's common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock would be severely limited.

     SIGNIFICANT OUTSTANDING INDEBTEDNESS. Since the year ended March 31, 2000, the Company has significantly increased its indebtedness, as a result of the acquisition of all of the outstanding common stock of VCI, and other transactions. On December 31, 2000, the Company had total liabilities of $15,037,187 and total current liabilities of $7,070,618, as compared to total liabilities and total current liabilities as of the fiscal year ended March 31, 2000, of $7,188,759 and $7,188,759, respectively. Accordingly, the Company is subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments to note holders. The Company's ability to satisfy its note obligations from cash flow will be dependent upon the Company's future performance and will be subject to financial, business, and other factors beyond the Company's control. A substantial portion of the Company's indebtedness is secured by the equipment and other assets of the Company. In the event the Company the Company does not have sufficient cash resources to satisfy repayment obligations or other obligations of the Company to the note holders, the Company will be in default under the terms of the note(s), and may risk foreclosure on its assets. This would have a materially adverse affect on the Company and could result in a reduction in the price of the Company's Common Stock.

     RISKS ASSOCIATED WITH PENDING AND SETTLED LITIGATION. The Company has been named, along with J. Michael Heil, its former Chief Executive Officer, in an action brought by a shareholder, Tri-Mark Pictures, Inc., seeking substantial damages against the Company arising from a contract between the Company and Tri-Mark entered into in February, 2000. The Company has also been recently named, along with Mr. Heil and others, in a lawsuit brought by I-O Display Systems, Inc., seeking substantial damages in another contract dispute. (See "Recent Developments: Pending and Threatened Litigation," and Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, under "Part II- Other Information, Item 1. Legal proceedings," incorporated herein by reference). In addition, as disclosed in our incorporated SEC reports, the Company or its subsidiaries have been engaged in other lawsuits which have resulted in ongoing expenditures and may result in financial obligations for the subsidiaries of the Company. Mr. Heil has been named in one of the lawsuits. Such litigation has diverted, and could continue to divert, the attention of management and available funds from the implementation of the Company's business plan.

     VOLATILITY OF STOCK PRICE. The price of the Company's common stock has fluctuated dramatically and widely over the past few months, and it may be anticipated that it will continue to do so in the future. The market price of the Company's common stock could fluctuate based on a variety of factors, including, but not limited to: (a) announcements of developments related to the Company's business; (b) the announcement(s) of quarterly losses, or fluctuations in operating results; (c) announcements by competitors; (d) key personnel changes; and (e) the issuance of additional shares of common stock in private or public financings. The market price of the Company's common stock has fluctuated between $18.44 and $2.64 per share during the two fiscal years ended March 31, 2000. From the end of the last fiscal year through December 31, 2000, the market price of the Company's common stock has fluctuated between approximately $8.88 and $.25 per share, and was approximately $.27 per share on February 27, 2001. These broad market fluctuations could adversely affect the market price of the Company's common stock, in that, at the current price, any fluctuation in dollar price per share could constitute a significant percentage decrease in the value of an investor's investment. There canbe no assurance that the trading value of the Company's common stock will remain at or near its current level.

     ABSENCE OF DIVIDENDS. The Company has never paid dividends, and does not intend to pay any dividends for the foreseeable future.

                            DESCRIPTION OF SECURITIES

     The Company has authorized capital stock consisting of 500,000,000 shares of Common Stock, par value $.0001 per share. All shares are non-assessable. As of February 27, 2001, there were a total of 19,420,750 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of Common Stock may elect the entire Board of Directors. If they do so, minority shareholders would not be able to elect any members to the Board of Directors.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities of the Company. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, holders of the Common Stock are entitled to share equally, on a pro rata basis, in the Company's assets remaining after payment of all debts of the Company. Holders of Common Stock are entitled to such dividends as the Board of Directors may declare.

     Atlas Stock Transfer Co., Salt Lake City, Utah, is the Company's transfer agent for its Common Stock.

                              PLAN OF DISTRIBUTION

     Pursuant to registration rights agreements or agreements which contain covenants to register shares, between the Company and the Selling Securityholders (collectively the "Registration Rights Agreements"), the Company agreed to file with the Commission a registration statement covering resales of the Shares by the date hereof, and to use its best efforts to cause such registration statement to be declared effective as promptly as possible after the filing thereof. Upon and after the effectiveness of the Registration Statement, the Selling Securityholders may sell all or a portion of the Shares held by them from time to time while the Registration Statement of which this Prospectus is a part remains effective. The aggregate proceeds to the Selling Securityholders from the sale of Shares offered by the Selling Securityholders hereby will be the prices at which such securities are sold, less an commissions. There is no assurance that the Selling Securityholders will sell any or all of the Shares offered hereby.

     Once the registration statement of which this Prospectus is part becomes effective with the Commission, the Shares covered by this Prospectus may be offered and sold from time to time by the Selling Securityholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the American Stock Exchange, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:

     (1) a block trade in which a broker-dealer engaged by the Selling Securityholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     (2) purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this Prospectus;

     (3) an over-the-counter distribution in accordance with the rules of the American Stock Exchange;

     (4) ordinary brokerage transactions in which the broker solicits purchasers; and

     (5)  privately negotiated transactions.

     In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Company's Shares covered by this Prospectus and the Selling Securityholders may also sell the Company's shares short and redeliver the Company's Shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Company's Shares, which the broker-dealer may resell or otherwise transfer under this Prospectus. The Selling Securityholders may also loan or pledge the Company's Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Selling Securityholders may be deemed to be "underwriters" within the meaning of Section 3(11) of the Securities Act of 1933, as amended, with regard to the shares they are offering in this prospectus. Any profits on the resale of such shares may be deemed to be underwriting discounts and commissions.

     The Company has been advised that there are no arrangements or agreements with any brokers or dealers to act as underwriters of the Securities as of the date hereof. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine
(9) business days prior to the commencement of such distribution. The Company has advised the Selling Securityholders that the anti-manipulation rules set forth in Regulation M, under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Securityholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

     All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Securityholders. The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Company's Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The Company will not receive any proceeds from the sale of the Company's Shares.

     To comply with certain states' securities laws, if applicable, the Securities will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

     The Company will use its best efforts to keep the Registration Statement of which this Prospectus forms a part continuously effective until the Selling Securityholders have sold all of the Securities of the Company which are being registered hereunder or until they are legally permitted to sell all of such Securities to the public under the Securities Act without an effective registration statement in place with respect thereto.

                                 USE OF PROCEEDS

     All of the Shares, if and when sold, are being offered and sold by the Selling Securityholders or by their pledgees, donees, transferees or other successors in interest, and the Company will not receive any proceeds from the sale of such Shares.

                         DETERMINATION OF OFFERING PRICE

     The Common Stock offered by this Prospectus may be offered for sale by the Selling Securityholders from time to time in transactions on the American Stock Exchange. Sales may also occur in negotiated transactions or otherwise, at a fixed price or prices which may be changed based on market or other conditions, or at other negotiated prices. As such, the offering price is indeterminate as of the date of this Prospectus.

                             SELLING SECURITYHOLDERS

     The Selling Securityholders are six separate entities or persons who acquired shares pursuant to separate, private transactions with the Company. In issuing the securities in these private transactions, the Company relied on applicable exemptions from the registration requirements under the Securities Act of 1933. Except as shareholders in connection with the business relationships described below, none of the Selling Securityholders are affiliated in any way with the Company or any of its affiliates, and neither the Selling Securityholders nor any of their affiliates have any relationship of any type with the Company and its affiliates. To the best of the Company's knowledge, except as stated in this Prospectus, none of the Selling Securityholders have held any office or maintained any material relationship with the Company or any of its predecessors or affiliates over the past three years. The Selling Securityholders reserve the right to reduce the number of shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

DESCRIPTION AND ORIGIN OF SECURITIES TO BE OFFERED

     The following summary describes how the Selling Securityholders have received or may receive the Shares to be offered pursuant to this Prospectus.

     CROOKS HOLLOW ROAD, L.L.C.

     On May 11, 2000, the Company and Crooks Hollow Road, L.L.C. ("CHR"), a Cayman Islands limited liability company, entered into a Common Stock Purchase Agreement (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement, CHR paid to the Company the sum of $2,800,000 (the "Purchase Price"), for the purchase of a total of 671,463 shares of restricted common stock of the Company, subject to adjustment as described below. The Stock Purchase Agreement fixed an initial closing price of $4.17 per share, which represented 80% of the average closing bid price for the Company's Common Stock for the ten consecutive business days immediately prior to the closing. On August 28, 2000, the parties entered into a Modification Agreement for the purpose of amending and modifying the Stock Purchase Agreement (the "Modification Agreement"). Under the terms of the Modification Agreement, and due to a decline in the value of the Company's common stock from the date of the Stock Purchase Agreement, the Company issued to CHR an additional 117,269 shares of Common Stock, based on a purchase price of $3.55 per share, which represented 80% of the average closing bid price for the ten (10) consecutive days immediately prior to the date of the Modification Agreement (the "Adjusted Share Price"). (The original 671,463 shares issued under the Stock Purchase Agreement, together with the additional 117,269 shares issued under the Modification Agreement, or a total of 788,732 shares, are hereinafter referred to as the "initial CHR shares"). In connection with the Stock Purchase Agreement, the Company and CHR entered into a Registration Rights Agreement (the "Registration Agreement") dated May 10, 2000, under the terms of which the Company agreed to file a registration statement on or before July 10, 2000, to include the initial CHR shares, shares issuable under a Warrant granted to CHR (the "Warrant Shares"), described below, and additional shares issuable under "repricing" provision in the Stock Purchase Agreement, described below.

     Under the terms of the Stock Purchase Agreement, CHR may not own at any time more than 9.9% of the Company's outstanding common stock.

     The Stock Purchase Agreement as modified by the Modification Agreement, contains a "repricing" provision which adjusts the pricing of the initial CHR shares, and the number of shares issuable to CHR in the transaction, if the market price of the Company's common stock does not maintain a certain value relative to the adjusted share price. The Stock Purchase Agreement, as modified, provides for three "repricing" periods: (a) the "First Repricing Period" - which begins on the date which is sixty (60) days after the effective date of the registration statement, and ends twenty (20) trading days thereafter; (b) the "Second Repricing Period" - which begins on the first day immediately following the First Repricing Period and ends twenty (20) trading days thereafter; and (c) the "Third Repricing Period" - which begins on the first day immediately following the Second Repricing Period and ends twenty (20) trading days thereafter. If the lowest average closing bid price for any five (5) business days during the First Repricing Period (the "First Repricing Price") is not equal to 120% of the Adjusted Share Price, or $3.55, then one-third (1/3) of the initial CHR shares, or 262,910 shares, will be "repriced" according to the following formula: (1.20 x Adjusted Share Price) - First Repricing Price x (number of First Repriced Shares (262,910 shares)) divided by First Repricing Price. If the lowest average closing bid price for any five (5) business days during the Second Repricing Period (the "Second Repricing Price") is not equal to 125% of the Adjusted Share Price, then one-third (1/3) of the initial CHR shares, or 262,910 shares, will be "repriced" according to the following formula: (1.25 x Adjusted Share Price) - Second Repricing Price x (number of Second Repriced Shares (262,910 shares)) divided by Second Repricing Price. If the lowest average closing bid price for any five (5) business days during the Third Repricing Period (the "Third Repricing Price") is not equal to 130% of the Initial Closing Price, then one-third (1/3) of the initial CHR shares, or 262,910 shares, will be "repriced" according to the following formula: (1.30 x Adjusted Share Price) - Third Repricing Price x (number of Third Repriced Shares (262,910 shares)) divided by Third Repricing Price).

     The Company's common stock has an average closing bid price of $.28, for the several days preceding the filing of the registration statement on February 27, 2001. Accordingly, based on current market prices, unless the stock price of the Company's common stock increases substantially, the Company would be required to issue a total of up to 11,699,069 shares of additional common stock, or more if the market price declines further, under the "repricing" provision. As indicated above, the Company is required to register 200% of the shares which are registrable under the Stock Purchase Agreement and Registration Agreement.

     The Registration Agreement contains a "penalty" provision (the "penalty provision") in the event the Company failed to file a registration statement covering the CHR shares on or before July 10, 2000 (the "Required Filing Date"). Because of financial and operating difficulties, the Company was unable to file the registration statement by the Required Filing Date, and has, accordingly, suffered substantial penalties (the "Penalties") under the penalty provision. Generally, the penalty provision provides for a penalty equal to .06666% of the purchase price ($2,800,000) for each day of the thirty (30) day period following the Required Filing Date, or $1,864.80 per day; and one-tenth of one percent (.1%) for each day thereafter, or $2,800 per day, until a registration statement or registration statement(s) covering the

CHR shares is declared effective by the Commission. Under the terms of an Amendment to Agreement between the Company and CHR dated February 18, 2001 (the "CHR Amendment"), the Company and CHR have agreed that the Company owes a total of $534,744 in total Penalties under the penalty provision through February 27, 2001, which sum increases by the sum of $2,800 per day until the CHR stock is effective under a registration statement filed with the Commission.

     Under the terms of the CHR Amendment, the Company has agreed that CHR may, at CHR's election, accept shares of common stock of the Company in payment of the Penalties (the "Penalty Shares"). Upon written notice of CHR from time to time (the "CHR notice"), CHR may notify the Company of its election to convert all or any portion of the Penalties satisfied through the issuance of Penalty Shares, at a price equal to the average closing bid price of the Company's common stock during the five (5) consecutive business days prior to the date(s) of CHR notice. The Company has agreed to include sufficient shares in the registration statement of which this prospectus is a part, to cover the Penalty Shares. Based on current market prices, the Company estimates that CHR is entitled to 1,980,533 Penalty Shares, as of February 27, 2001, if CHR elects to convert the Penalties to Penalty Shares, which will increase approximately 10,370 Penalty Shares per day until the effective date of the Company's registration statement. CHR has agreed to waive and release the Company from any claims it may have arising from the Company's failure to timely file a registration statement.

     As a means of providing for sufficient shares to be registered, the Registration Agreement provides that the Company will register 200% of the "registrable shares" under the Stock Purchase Agreement and Registration Agreement, and all of the Warrant Shares, described below.

     In connection with the Stock Purchase Agreement, as modified by the Modification Agreement, CHR was granted to CHR warrants to purchase an additional 157,746 shares of common stock of the Company, exercisable at any time on or before May 10, 2005, at a price of $5.32 per share. Although the Company's common stock currently has a market value significantly less than the exercise price of the warrants ($5.32 per share), the Company has agreed, in the Registration Agreement, to include the shares underlying the Warrants (the "Warrant Shares"), in the registration statement which covers this Prospectus.

     SCOTT APPLEGATE AND CAPITALPLUS

     On August 9, 2000, the Company and Scott Applegate and CapitalPlus ("Applegate"), entered into an agreement (the "Applegate Agreement"), under the terms of which Applegate agreed to assign to the Company all of Applegate's in a lease between CapitalPlus, as lessor, and TEN Private Cable, as lessee. The Applegate Agreement allowed the Company to assume certain cable television rights, as lessor. In exchange for the assignment, the Company paid to Applegate the sum of $18,900 in cash, and issued to Scott Applegate a total of 61,150 shares of restricted common stock of the Company (the "initial Applegate shares"). The initial Applegate shares were issued based on a market value of $2.00 per share, or a total value of $122,300 (the "initial Applegate share value").

     Under the terms of the Applegate Agreement, the Company agreed to immediately file a registration statement on Form S-3, to include the initial Applegate shares. The Applegate Agreement provides that if the registration statement is not effective within forty five (45) days of the Applegate Agreement, the Company will pay to Applegate the sum of $122,300 in cash. In addition, the Applegate Agreement contained a repricing provision, requiring the Company to pay to Applegate, in cash, the difference between the initial Applegate share value ($122,300), and the market price of the Applegate shares upon effectiveness of the registration statement.

     Due to financial and operating difficulties, the Company was unable to file the registration statement within the period required by the Applegate Agreement. On or about February 16, 2001, the Company entered into an Amendment to Agreement with Applegate, amending the Applegate Agreement (the "Applegate Amendment"). Under the terms of the Applegate Amendment, the Company agreed to issue to Applegate an additional 121,850 shares of restricted common stock (the "additional Applegate shares"), in consideration of Applegate's agreement to waive and release the Company from any claim resulting from the Company's failure to timely file the registration statement. The Company has additionally agreed to file the registration statement, including the initial Applegate shares and the additional Applegate shares (together the "Applegate shares") within thirty (30) days of the Applegate Amendment, and to exercise its best efforts in obtain effectiveness of the registration as soon as practicable.

     The Applegate Amendment also contains a "repricing" provision, for the purpose of ensuring a total value of $183,000 for the Applegate shares. If, on the date which is five (5) business days following the date of effectiveness of the Company's registration statement covering the Applegate shares (the "repricing date'), the average closing bid price of the Company's common stock, as reported by AMEX, for the five days preceding the repricing date (the "repricing period"), is less than $1.00 per share, the Company is required to issue to Applegate that number of restricted shares of common stock necessary for Applegate to receive a total value of $183,000 (the "repricing shares"). The Amendment limits, however, the total number of shares issuable to Applegate, to 600,000 shares. The Company has agreed to include the repricing shares, at Applegate's request, in any subsequent registration statement filed by the Company, exclusive of a registration statement on Form S-4 or S-8, and to exercise its best efforts in obtaining effectiveness of such registration statement.

     CINEMA INTERNET NETWORKS, INC.

     On May 25, 2000, the Company and Cinema Internet Networks Inc., a British Columbia Canadian Corporation ("CIN"), entered into an Asset Purchase Agreement (the "Purchase Agreement"), under the terms of which the Company acquired all of the tangible and intangible assets, properties and business of CIN relating to CIN's pay-per-view ("PPV") and cable services provided to approximately 2,553 pay-per-view hotel/lodging rooms (the "PPV Assets"), in exchange for the Company's agreement to pay the sum of $510,600 in cash, and to assume certain obligations of CIN. The Purchase Agreement provides for the payment of the purchase price in the form of registered common stock of the Company, to be delivered at closing, at a price of $6.00 per share. On August 3, 2000, the Company entered into a letter amendment to the Purchase Agreement (the "Letter Amendment"), under the terms of which the parties agreed to a new purchase price for the PPV

Assets, of $251,000 (the "amended purchase price"). Under the terms of the Letter Amendment, the Company issued a total of 95,000 shares of restricted common stock to CIN (the "CIN shares"), to be held in escrow pending the filing of a registration statement on Form S-3 which would include the CIN shares. In August, 2000, all of the CIN shares were released from escrow to CIN, and the Company agreed to include all of the 95,000 shares issued to CIN in a Form S-3 registration statement.

     Due to financial and operating difficulties, the Company has been unable until recently to file a registration statement including the CIN shares, as required by the Letter Amendment. On or about February 2, 2001, the Company entered into an Amendment to Agreement with CIN, amending the agreements described above (the "CIN Amendment"). Under the terms of the CIN Amendment, the Company agreed to file a registration on Form S-3 including the CIN shares, within thirty (30) days, and to exercise its best efforts in obtaining effectiveness of the registration statement, in consideration of CIN's agreement to waive and release the Company from any claim resulting from the Company's failure to timely file the registration statement.

     DUTCHESS ADVISORS, LTD.

     On December 21, 1999, the Company and Dutchess Advisors, Ltd. ("Dutchess"), entered into a Corporate Finance and Advisory Agreement (the "Advisory Agreement"), under the terms of which Dutchess agreed to provide corporate development and financial advisory services to the Company. The Advisory Agreement, which had a term of twelve (12) months, provided for Dutchess to assist the Company in its financing efforts; in communications with shareholders and prospective investors; in seeking potential business partners, joint venture partners or merger or acquisition candidates; in seeking an underwriter for a potential public offering; and in related activities. In consideration of the services of Dutchess, the Company agreed to pay to Dutchess a cash fee of $5,000 per month for non-accountable expenses, and the sum of $750,000, payable in shares of the Company's restricted common stock. The Advisory Agreement also provides for additional compensation to Dutchess in the event of a private or public offering of the Company's securities through the efforts of Dutchess; however, during the term of the Advisory Agreement, no such financing was accomplished. Pursuant to the Advisory Agreement, the Company issued to Dutchess a total of 83,333 shares of the Company's common stock, based on a market price of the Company's common stock of approximately $9.00 per share on the date of issuance.

     The Advisory Agreement required the Company to file a registration statement, including the Dutchess shares, on or before February 19, 2000. Due to financial and operating difficulties, described above, the Company was unable to file a registration statement by this date. On or about February 25, 2001, the Company entered into an Amendment to Agreement with Dutchess, amending the Advisory Agreement (the "Dutchess Amendment"). Under the terms of the Dutchess Amendment, the Company has issued an additional 320,000 shares of restricted common stock (the "additional Dutchess shares"), in consideration of Dutchess' agreement to waive and release the Company from any claim resulting from the Company's failure to timely file the registration statement. The Company has additionally agreed to file a registration statement, to include a total of 120,000 of the additional Dutchess shares within thirty (30) days of the Amendment, and to exercise its best efforts in obtain effectiveness of the registration as soon as practicable. Neither the initial Dutchess shares, or the remaining 200,000 additional Dutchess shares, are included in this prospectus.

     The Dutchess Amendment contains a "repricing" provision, for the purpose of ensuring a total value of $200,000 for the remaining 200,000 shares of the additional Dutchess shares (the "repricing shares"). If, on the date which is five (5) business days following the date of effectiveness of the Company's registration statement covering the Dutchess shares (the "repricing date'), the average closing bid price of the Company's common stock, as reported by AMEX, for the five days preceding the repricing date (the "repricing period"), is less than $1.00 per share, the Company is required to issue to Dutchess that number of restricted shares of common stock necessary for Dutchess to receive a total value of $200,000 for the repricing shares. The Amendment limits, however, the total number of shares issuable to Dutchess, to 700,000 shares. The Company has agreed to include the repricing shares, at Dutchess' request, in any subsequent registration statement filed by the Company, exclusive of a registration statement on Form S-4 or S-8, and to exercise its best efforts in obtaining effectiveness of such registration statement. Dutchess has agreed to limit sales of Dutchess shares in any one week, to no more than 10% of the Company's weekly trading volume average as reported by AMEX for the previous week.

     UNITED BUSINESS SERVICES, INC.

     On March 31, 2000, the Company and United Business Services, Inc., a Nevada corporation ("UBS"), entered into an Asset Purchase Agreement (the "UBS Agreement"), under the terms of which the Company acquired from UBS all of the tangible and intangible assets relating to UBS' Video-On-Call Terminal and Video-On-Call Credit-Card-Swipe and related services. The UBS Agreement provided for a purchase price of $1,000,000, payable $60,000 upon signing of the UBS Agreement, with the balance payable at closing in shares of restricted common stock of the Company, based on the average closing price for the Company's common stock during the five (5) days prior to the closing. In August, 2000, under the terms of a letter amendment to the UBS Agreement (the "UBS letter amendment"), the Company issued a total of 760,000 shares of restricted common stock to UBS to complete this transaction.

     The UBS letter amendment required the Company to file a registration statement on Form S-3, including a total of 200,000 shares of common stock issued to UBS in the transaction, on or before September 23, 2000. However, because of the financial and operating difficulties experienced by the Company during 2000, described above, the Company was unable to file the registration statement by such date. On or about January 5, 2001, the Company entered into an Amendment to Agreement with UBS, amending the UBS Agreement (the "UBS Amendment"). Under the terms of the UBS Amendment, the Company agreed to issue to UBS an additional 640,000 shares of restricted common stock (the "additional UBS shares"), in consideration of UBS' agreement to waive and release the Company from any claim resulting from the Company's failure to timely file the registration statement. The Company has additionally agreed to file a registration statement which includes a total of 200,000 shares of the additional UBS shares, within sixty (60) days of the UBS Amendment, and to exercise its best efforts in obtain effectiveness of the registration as soon as practicable. The initial UBS shares and the remaining 640,000 shares of the additional UBS shares are not included in this prospectus.

     The UBS Amendment also contains a "repricing" provision, for the purpose of ensuring a total value of $640,000 for the UBS shares. In the event, on the date which is five (5) business days following the date of effectiveness of the Company's registration statement covering the UBS shares (the "repricing date'), the average closing bid price of the Company's common stock for the Company's common stock, as reported by AMEX, for the five days preceding the repricing date (the "repricing period"), is less than $1.00 per share, the Company is required to issue to UBS that number of additional shares of restricted common stock necessary for UBS to receive a total value of $640,000 (the "repricing shares"), based on such repricing period. The Company is required to pay 10% interest on the purchase price from the date of the UBS Agreement (March 31, 2000), in the event the Company is unable to file the registration statement on or before March 8, 2001. UBS has agreed to limit sales of its shares in any one week, to no more than 10% of the Company's weekly trading volume average as reported by AMEX for the previous week. The Company has agreed to include any additional shares issued or issuable to UBS under the UBS Amendment, including the repricing shares, at UBS' request, in any subsequent registration statement filed by the Company, exclusive of a registration statement on Form S-4 or S-8, and to exercise its best efforts in obtaining effectiveness of such registration statement.

     ROCKY MOUNTAIN EMPLOYEE BENEFITS, INC.

     On February 8, 2001, the Company and Rocky Mountain Employee Benefits, Inc. ("RMEB"), entered into a Settlement Agreement, under the terms of which the Company settled a lawsuit (the "Settlement") brought by RMEB under an Office Lease Agreement dated April 1, 1996 (the "Lease"). Under for the terms of the Settlement, the Company has issued a total of 295,567 shares of restricted common stock of the Company (the "REMB shares"), having an agreed value of $118,226, or $.40 per share, in settlement and satisfaction of any claims under the Lease. The Company has agreed to file this registration statement on Form S-3, including the REMB shares, within thirty (30) days of the Settlement, and to exercise its best efforts to obtain effectiveness of the registration statement as soon as practicable.

     The Settlement contains a "repricing" provision, for the purpose of ensuring a total value of $118,226.99 for the REMB shares. If, on the date which is five (5) business days following the date of effectiveness of the Company's registration statement covering the REMB shares (the "repricing date'), the average closing bid price of the Company's common stock for the Company's common stock, as reported by AMEX, for the five days preceding the repricing date (the "repricing period"), is less than $.40 per share, the Company is required to issue to REMB that number of additional shares of restricted common stock necessary for REMB to receive a total value of $118,226.99 (the "repricing shares"), based on such repricing period. The Company has agreed to include any additional shares issuable under the repricing provision, in any subsequent registration statement filed by the Company, exclusive of a registration statement on Form S-4 or S-8, and to exercise its best efforts in obtaining effectiveness of such registration statement.

SUMMARY OF SHARES OFFERED BY SELLING SECURITYHOLDERS

     The following table sets forth certain information with respect to the Selling Securityholders and the Securities held by each Selling Securityholder. Because the Selling Securityholders may actually offer and/or sell less than all of the Securities offered by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, it is not possible to state with certainty the amount of Securities that will be held by the Selling Securityholders after completion of this offering. Therefore, the table below assumes that all Securities offered by this Prospectus will be sold. The Securities offered by this Prospectus may be offered from time to time in whole or in part by the Selling Securityholders. See "Plan of Distribution."

                                              Amount of                                 Amount of       Percentage of
                                             Securities            Amount of           Securities        Class Owned
               Selling                       Owned Prior           Securities          Owned After        After the
            Securityholder                 to the Offering       to be Offered        the Offering         Offering
           ----------------                ---------------       -------------        ------------        ---------
Crooks Hollow Road, L.L.C.                     788,732           27,516,951(1)          (1)(3)              (1)(3)
Scott Applegate & Capital Plus                 183,000              183,000(2)          (2)(3)              (3)
Cinema Internet Networks, Inc.                  95,000               95,000             (3)                 (3)
Dutchess Advisors, Ltd.                        403,333              120,000(2)          (2)(3)              (2)(3)
United Business Systems, Inc.                  640,000              200,000(2)          (2)(3)              (2)(3)
Rocky Mountain Employee                        295,567              295,567(2)          (2)(3)              (2)(3)
Benefits, Inc.
                       TOTAL                 2,405,722           28,410,518

------------

(1) Includes additional shares which are issuable to Crooks Hollow Road, L.L.C., under a "repricing" provision, together with additional shares issuable, at CHR's election, pursuant to a "penalty" provision, which provisions are contained in a Stock Purchase Agreement, Registration Rights Agreement, and Amendment to a Stock Purchase Agreement. The actual number of additional shares of common stock that are issuable pursuant to this Offering is dependent upon the market price of the Common Stock during relevant periods defined by these agreements. (See "Description and Origin of the Securities to be Offered," below). Also includes a total of 157,746 shares issuable under a stock purchase warrant, at a price of $5.32 per share. Under the terms of the Stock Purchase Agreement, CHR may not own at any time, without shareholders' approval, more than 9.99% of the Company's outstanding common stock. The Company is required to register 200% of the shares which are issuable to CHR, which is reflected in the above table. (See "Description and Origin of Securities to be Offered," above).

(2) Does not include shares which may later be issuable pursuant to certain "repricing provision(s)" contained in Amendments with each of these parties, under the terms of which the Company has agreed to issue additional shares, to be included in a later registration statement, in the event the average market value of the Company's common stock is less than $1.00 during the five (5) business following the effective date of this registration statement. (See "Description and Origin of the Securities to be Offered," above).

(3) There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

                               RECENT DEVELOPMENTS

CHANGES IN MANAGEMENT

     Over the past few months, the Company has undergone a number of management changes. On February 27, 2001, at a meeting of the board of directors, J. Michael Heil resigned as Chief Executive Officer and Chairman of the Board of the Company, effective March 1, 2001. Mr. Heil will continue to serve as a member of the board of directors. To replace Mr. Heil, Mr. Chandos Mahon was elected as Chief Executive Officer and President of the Company, and Thomas Nix was elected as Chairman of the Board, both to serve until the next annual meeting of the shareholders or until their successors are elected and qualified. Mr. Mahon also serves as the Chief Operating Officer and Secretary of the Company. Thomas Nix, an officer and director of VisionComm, Inc. ("VCI"), which was acquired by the Company in December, 2000, was recently appointed, along with William Brinkmeier, to the Company's board of directors. For a more detailed description of these and other recent changes in management of the Company, see the Company's Current Report on Form 8-K filed with the Commission on January 9, 2001 (the "January 8-K"); an amendment to such 8-K filed with the Commission on February 15, 2001 (the "February 8-K amendment"); the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, filed with the Commission on February 14, 2001; and the Company's Current Report on Form 8-K filed with the Commission on February 28, 2001, all of which are incorporated by reference.

ACQUISITION OF VISIONCOMM, INC.

     In December, 2000, the Company completed the acquisition of all of the issued and outstanding shares of common stock of VisionComm, Inc. ("VCI"), a Delaware company, based in St. Charles, Missouri, engaged in providing telecommunications services and cable television services to residents of multiple dwelling units, hotels and hospitals. For a description of the acquisition of all of the issued and outstanding shares of common stock of VisionComm, Inc. ("VCI"), and information regarding the business and financial condition of VCI, reference is made to the January 8-K and the February 8-K amendment, incorporated herein by reference.

PENDING AND THREATENED LITIGATION

     On or about February 16, 2001, the Company and its former Chief Executive Officer, J. Michael Heil, have been named, along with other defendants, in a lawsuit filed by I-O Display Systems, LLC ("I-O Display"), doing business as Razor Digital Media, in the Superior Court of the State of California, County of San Mateo, Case Number 415826. In this action, I-O Display alleges that the Company and other named defendants breached a number of contracts under the terms of which the defendants were obligated to compensate I-O Display for goods and services provided. I-O Display seeks compensatory damages, in an amount alleged at approximately $500,000, resulting from the alleged breach of the contracts, together with attorneys' fees and costs of suit. The Company believes that the claims of I-O Display have questionable merit, that it has substantial meritorious defenses to the claims of I-O Display, and intends to vigorously defend this action. However, at this juncture, it is impossible to predict with any degree of certainty, the outcome of this case. In the meantime, the Company is attempting to negotiate a settlement of this matter.

     On November 14, 2000, the Company and its Chief Executive Officer, J. Michael Heil ("Heil"), were named as defendants in a complaint filed by Trimark Pictures, Inc. ("Trimark"), in the Superior Court for the State of California, County of Los Angeles (TRIMARK PICTURES, INC. V. CHEQUEMATE INTERNATIONAL, INC., D/B/A C-3D DIGITAL, INC., J. MICHAEL HEIL, ET AL.; Case No. SC063992) (the "Trimark complaint"). The Trimark complaint alleges that the Company and Heil breached the terms of a contract between the Company and Trimark dated February 8, 2000 (the "Trimark contract"), by failing to register a total of 100,000 shares of the Company's restricted common stock issued to Trimark pursuant to the terms of the Trimark contract. Under the terms of the Trimark contract, the Company issued to Trimark a total of 100,000 shares of restricted common stock (the "Trimark shares"), and agreed to immediately undertake the registration of the Trimark shares, in exchange for the license to the Company of up to fifty (50) pictures from Trimark's library for digitalization by the Company. The Trimark complaint also asserts a claim for fraud against the Company and Heil, alleging that, prior to execution of the Trimark contract, the Company and Heil made false promises and representations to Trimark concerning the Trimark shares, for the purpose of inducing Trimark into entering into the Trimark contract. Trimark claims substantial damages arising from the alleged breach of contract and misrepresentations, in the amount of $1,650,000. The Company is currently engaged in settlement discussions with Trimark. In the event these discussions are not successful, the Company and Heil intend to vigorously defend this case, raising a number of defenses, including, among other things, issues regarding the consideration received from Trimark; and the actual damages actually suffered by Trimark because of the alleged breach of contract.

     For a description of all recent litigation, except for the recently filed I-O Display case, described above, reference is made to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000, filed with the Commission on February 14, 2001.

COMPENSATION TO OFFICERS AND DIRECTORS

     On January 12, 2001, the Company approved a plan to compensate officers and directors for unpaid services, cash advances and cash contributions to the Company, through the issuance of shares of restricted common stock of the Company. Under this plan, officers and directors who have provided cash advances or cash contributions to the Company, and directors who had provided services to the Company, were entitled to receive common stock in payment of the total amount of such contributions, at a per share rate equal to the five day trading average of the Company's common stock (the "trading average") prior to the final invoice amount of such obligations, and were entitled to receive options to purchase the same number of shares, exercisable for a two year period at a price equal to such trading average. Officers of the Company who had provided unpaid services to the Company, were entitled under the plan, to receive shares of restricted common stock of the Company in payment of the full amount of such unpaid services, at a rate equal to one-half of the trading average, and were entitled to receive options to purchase shares equal to equal to one-half the number of shares issuable for officer's services, exercisable for a two year period at the trading average.

     On or about January 12, 2001, under the plan described above, the Company authorized the issuance of a total of 429,120 shares of restricted common stock to the Kaizen Group, a consulting company owned by Andre Peterson and John Bartholomew, directors of the Company, for unpaid consulting and administrative services and cash advances and contributions provided to the Company from January 1, 2000 through January 16, 2001, totaling $150,192. The shares of common stock was issued at a price of $.35 per share, which was based on the five day trading average of the Company's common stock prior to January 12, 2001, the date on which a final invoice was submitted to the

Company by the Kaizen Group (the "trading average price"). In addition, the Company granted to the Kaizen Group, options to purchase a total of 429,120 shares of common stock of the Company, exercisable for a two year period, ending on January 12, 2003, at a price of $.35 per share. On the same date, the Company authorized the issuance of a total of 983,136 shares of restricted common stock to J. Michael Heil, the Company's then Chief Executive Officer, in full satisfaction of the sum of $252,098.80 owed by the Company to Mr. Heil, consisting of loans to the Company in the amount of $109,550; cost and expense advances totaling $50,548.80; and unpaid salary from May, 2000 through December 31, 2000, totaling $92,000. Pursuant to the terms of the plan, the Company authorized the issuance of a total of 457,425 shares in satisfaction of loans and cost advances by Mr. Heil, at a price equal to the trading average price ($.35 per share), and an additional 525,711 shares in satisfaction of unpaid salary, at a price equal to one-half of the trading average price, or $.175 per share. Mr. Heil was also granted an option to purchase an additional 720,279 shares of common stock of the Company, exercisable for a period of two years, ending on January 12, 2003, at a price of $.35 per share. Finally, on February 16, 2001, the Company issued to Chandos Mahon, a total of 110,556 shares of restricted common stock, as payment for his services in lieu of salary, under the terms of his employment agreement, based on a price equal to one-half of the average trading price of the Company's common stock during the five days prior to issuance. On the same date, Mr. Mahon exercised options to purchase a total of 100,000 shares of the Company's common stock at a price of $.04 per share, which options were granted to Mr. Mahon pursuant to the terms of his employment agreement with the Company. (See Quarterly Report on Form 10- QSB for the quarter ended December 31, 2000, Part II, "Item 2 Changes in Securities," filed with the Commission on February 14, 2001. These transactions cannot be considered the result of arms' length negotiations.

CURRENT FINANCING AND ACQUISITION DISCLOSURES

     The Company's cash requirements have been and will continue to be significant. The Company plans to raise additional funds through private debt or equity financing in order to continue to support current operations and develop its business plan. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time will be reduced.

     On August 31, 2000, the Company entered into a Private Equity Credit Agreement (the "Paladin Agreement") with Paladin Trading Limited ("Paladin"), a single accredited investor located offshore. The Paladin Agreement grants to the Company the option to "put" shares of stock to the Investor (i.e., requires the Investor to purchase stock from the Company) at the Company's discretion over an eighteen month period, and requires the Investor to pay eighty-five percent (85% of the market price to the Company for such stock, in amounts of at least $250,000 per put exercise (but no more than the lesser of $2 million or one hundred fifty percent (150%) of the weighted average volume over the previous 15 trading days), and in a total aggregate amount of at least $4,000,000 and up to $15,000,000. The Company is obligated under the Paladin Agreement to file a registration statement covering the Shares, and to obtain effectiveness of the registration statement prior to the exercise of any put option. With each put exercise, Paladin will also be issued a Warrant to purchase twenty percent (20%) of the number of shares of stock which were put to Paladin, at any time during the five

(5) years following the put exercise, at a price of one hundred twenty percent (120%) of the market price at the time of the put exercise. The Company will incur substantial costs and expenses if it is required to file a registration statement covering the shares under the Paladin Agreement. (For details regarding the Paladin Agreement, reference is made to the Company's Current Report on Form 8-K, filed with the Commission on September 14, 2000).

     The Company will use any funds received as a result of this transaction for general internal working capital purposes.

     2. The Company cannot assure that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to:

     -    fund then existing operations;

     -    develop new or enhanced services and related products;

     -    continue to develop its business plan; and

     -    otherwise respond to competitive pressures.

As a result, the Company's business, operating results and financial condition could be materially adversely affected.

     3. The Company is exploring and will continue to explore opportunities to add or acquire:

     - technology or products consistent with the Company's current 3D product lines; and

     -    additional hotel pay-per-view television assets and contracts.

     If the Company acquires technology or products in the early stage of development or growth, including technology or products that have not been fully tested or marketed, it will be subject to numerous risks inherent in developmental technology, plus the additional high level of risks associated with high technology industries. Furthermore, these acquisitions may require the Company to obtain additional financing, including debt or equity financing. There is no assurance that the Company will be able to obtain financing on commercially reasonable terms or at all. Moreover, equity financing will result in a dilution to existing stockholders. The degree of dilution may be significant. In the case of debt financing, the Company runs the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness.

     4. Shareholders should understand that the Company intends to complete future debt or equity financing as generally described in this section without shareholder approval or ratification.

     5. The sale of substantial amounts of the Company's common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of the common stock. As of February 27, 2001, the Company had outstanding 19,420,750 shares of common stock, and has a very substantial number of shares issuable in connection with "repricing" arrangements with each of the Selling Securityholders, as described under "Selling Securityholders."

     Resales of these shares into public markets may cause the current stock prices to decline. A substantial number of the Company's presently outstanding shares of common stock are "restricted" securities and may be sold in compliance with Rule 144 or Regulation S adopted under the Securities Act, if certain requirements are met. Rule 144 essentially provides that after one year from the date of acquisition, a person, including affiliates of the Company (or persons whose shares are aggregated), may sell the greater of one percent (1%) of the issued and outstanding shares of common stock of the Company or the average weekly trading volume for the four weeks prior to a sale of stock by a shareholder within any three month period, provided that certain current public information about the Company is available. A person who has not been an affiliate of the Company (or persons whose shares are not to be aggregated for the purpose of the resale of the securities), who has owned restricted shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Therefore, in each three month period after the date of this offering, a significant number of shares of common stock could be sold under Rule 144. Also, any shares of common stock currently held by non-residents of the United States may be sold under Regulation S after a one-year holding period. Investors should be aware of the possibility that sales under Rule 144 or shares issued pursuant to Regulation S may, in the future, have a depressing effect on the price of the common stock.

     6. To attract, retain and compensate key individuals for its business, the Company has granted, and anticipates granting, favorable stock options to its management. The Company has a significant number of shares which are subject to management options. Since these options may be exercised at prices lower than most previously issued shares, or the current market price, their issuance will most likely result in dilution, as well as a diminution of ownership to existing shareholders. None of these options were created by arms-length transactions.

              LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Restated Articles of Incorporation and By-Laws provide for indemnification of the Company's officers and directors to the fullest extent provided by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or controlling persons of the Company, pursuant to the Company's Articles of Incorporation, By-Laws or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Jones, Waldo, Holbrook & McDonough, 170 South Main Street, Suite 1500, Salt Lake City, Utah 84101.

                                     EXPERTS

     The consolidated financial statements of the Company for the two fiscal years ended March 31, 2000, included in the Company's Annual Report on Form 10-KSB, have been audited by HJ & Associates, LLC, independent certified public accountants, as set forth in their report for that period. Such consolidated financial statements are incorporated in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Quarterly reports on Form 10-QSB, as incorporated through December 31, 2000, are submitted on an unaudited basis.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING; AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY C-3D. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF C-3D SINCE THE DATE HEREOF.

TABLE OF CONTENTS

                                                                                      PAGE
Available Information
Incorporation of Certain Documentation
         by Reference
Forward Looking Statements
Prospectus Summary
The Company
Risk Factors
Description of Securities
Plan of Distribution
Use of Proceeds
Determination of Offering Price
Selling Securityholders
Recent Developments
Limitation on Liability and Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities
Legal Matters
Experts


        SHARES OF
--------
COMMON STOCK

                         CHEQUEMATE INTERNATIONAL, INC.

                               P R O S P E C T U S

                                            , 2001
                               -------------

                                     PART II
                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

           Filing Fee - Securities and Exchange Commission                    $  2,117
           Legal Fees and Expenses of the Company                               35,000
           Accounting Fees and Expenses                                         10,000
           Blue Sky Fees and Expenses                                            2,000
           Printing, EDGAR formatting and services and mailing expenses          5,000
           Miscellaneous                                                         2,000
                                                                              ------------
           Total Expenses                                                     $ 56,117*

*  All amounts are estimated except for the federal registration fee.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 16-10a-840, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     (1) Each director shall discharge his duties as a director, including duties as a member of a committee, and each officer with discretionary authority shall discharge his duties under that authority:

          (a) in good faith;

          (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

          (c) in a manner the director or officer reasonably believes to be in the best interests of the corporation.

     (2) In discharging his duties, a director or officer is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

          (a) one or more officers or employees of the corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented;

          (b) legal counsel, public accountants, or other persons as to matters the director or officer reasonably believes are within the person's professional or expert competence; or

          (c) in the case of a director, a committee of the board of directors of which he is not a member, if the director reasonably believes the committee merits confidence.

     (3) A director or officer is not acting in good faith if he has knowledge concerning the matter in question that makes reliance otherwise permitted by Subsection (2) unwarranted.

     (4) A director or officer is not liable to the corporation, its shareholders, or any conservator or receiver, or any assignee or successor-in-interest thereof, for any action taken, or any failure to take any action, as an officer or director, as the case may be, unless:

          (a) the director or officer has breached or failed to perform the duties of the office in compliance with this section; and

          (b) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the corporation or the shareholders.

     Section 16-10a-841, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     (1) Without limiting the generality of Subsection 16-10a-840(4), if so provided in the articles of incorporation or in the bylaws or a resolution to the extent permitted in Subsection (3), a corporation may eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for:

          (a) the amount of a financial benefit received by a director to which he is not entitled;

          (b) an intentional infliction of harm on the corporation or the shareholders;

          (c) a violation of Section 16-10a-842; or

          (d) an intentional violation of criminal law.

     (2) No provision authorized under this section may eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective.

     (3) Any provision authorized under this section to be included in the articles of incorporation may also be adopted in the bylaws or by resolution, but only if the provision is approved by the same percentage of shareholders of each voting group as would be required to approve an amendment to the articles of incorporation including the provision.

     (4) Any foreign corporation authorized to transact business in this state, including any federally chartered depository institution authorized under federal law to transact business in this state, may adopt any provision authorized under this section.

     (5) With respect to a corporation that is a depository institution regulated by the Department of Financial Institutions or by an agency of the federal government, any provision authorized under this section may include the elimination or limitation of the personal liability of a director or officer to the corporation's members or depositors.

     Section 16-10a-902, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

          (a) his conduct was in good faith; and

          (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

          (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

          (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Section 16-10a-903, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

     Section 16-10a-904, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902;

          (b) the director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

          (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under this part.

     (2) The undertaking required by Subsection (1)(b) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in Section 16-10a-906.

     Section 16-10a-905, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

     (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

     (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

     Section 16-10a-906, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     (1) A corporation may not indemnify a director under Section 16-10a-902 unless authorized and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 16-10a-902. A corporation may not advance expenses to a director under Section 16-10a-904 unless authorized in the specific case after the written affirmation and undertaking required by Subsections 16-10a-904(1)(a) and (b) are received and the determination required by Subsection 16-10a-904(1)(c) has been made.

     (2)  The determinations required by Subsection (1) shall be made:

          (a) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

          (b) if a quorum cannot be obtained as contemplated in Subsection
     (2)(a), by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee;

          (c) by special legal counsel:

              (i) selected by the board of directors or its committee in the manner prescribed in Subsection (a) or (b); or

              (ii) if a quorum of the board of directors cannot be obtained under Subsection (a) and a committee cannot be designated under Subsection (b), selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate; or

          (d) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

     (3) A majority of the votes entitled to be cast by the holders of all qualified shares constitutes a quorum for purposes of action that complies with this section. Shareholders' action that otherwise complies with this section is not affected by the presence of holders, or the voting, of shares that are not qualified shares.

     (4) Unless authorization is required by the bylaws, authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible. However, if the determination that indemnification or advance of expenses is permissible is made by special legal counsel, authorization of indemnification and advance of expenses shall be made by a body entitled under Subsection (2)(c) to select legal counsel.

     Section 16-10a-907, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     Unless a corporation's articles of incorporation provide otherwise:

     (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

     (2) the corporation may indemnify and advance expenses to an officer, employee fiduciary, or agent of the corporation to the same extent as to a director; and

     (3) a corporation may also indemnify and advance expenses to an officer, employee fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     Section 16-10a-908, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     A corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 16-10a-902, 16-10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     Section 16-10a-909, Utah Code Annotated 1953, as amended (Utah Revised Business Corporation Act) provides as follows:

     (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

     Article IV of the Restated Articles of Incorporation of the Company provide as follows:

     "To the fullest extent permitted by the Act [the Revised Utah Business Corporation Act], as the same exists or may hereafter be amended, no director shall personally be liable to the Corporation or it shareholders for monetary damages except for liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or the shareholders, (c) a violation of Section 16-10a-841 relating to the liability for unlawful distributions, or

(d) an intentional violation of criminal law. To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, the Corporation shall indemnify its officers and directors as provided in Section 16-a0a-901 et seq., U.C.A."

     Section 11.01 of the Company's By-Laws provides as follows:

     "INDEMNIFICATION. To the fullest extent permitted by the Utah Revised Business Corporation Act, as the same exists or may hereafter be amended, the corporation shall indemnify its officers and directors as provided in Section 16-10a-901 et seq., U.C.A."

Item 16.   EXHIBITS

    Exhibit No.       Name of Exhibit
      4.1             Specimen certificate for common stock filed as
                      Exhibit 4.1 to the Company's 8-A registration
                      statement and incorporated herein by reference.

      4.2             Common Stock Purchase Agreement between the Company and
                      Crooks Hollow Road, L.L.C. ("CHR") dated May 10, 2000
                      (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

      4.3 Registration Rights Agreement between the Company and CHR, dated May 10, 2000. (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

      4.4             Modification Agreement between the Company and CHR dated
                      August 28, 2000.

      4.5             Amendment to Agreement between the Company and CHR dated
                      February 18, 2001.

      4.6             Agreement between the Company and Scott Applegate and TEN
                      Private Cable ("Applegate") dated August 9, 2000.

      4.7 Amendment to Agreement between the Company and Applegate dated February 16, 2001.

      4.8             Asset Purchase Agreement between the Company and United
                      Business Services, Inc. ("UBS"), dated March 31, 2000.


      4.9             Letter Amendment to Asset Purchase Agreement between the
                      Company and UBS dated August 8, 2000.

      4.10            Amendment to Agreement between the Company and UBS dated
                      January 5, 2001.

      4.11            Asset Purchase Agreement between the Company and Cinema
                      Internet Networks, Inc. ("CIN") dated May 25, 2000.

      4.12            Letter Amendment to Asset Purchase Agreement between the
                      Company and CIN dated August 3, 2000.

      4.13 Pledge and Escrow Agreement between the Company and CIN, and Linda J. Hogg, escrow agent, dated August 23, 2000.

      4.14            Amendment to Agreement between the Company and CIN dated
                      February 2, 2001.

      4.15            Corporate Finance and Advisory Agreement between the
                      Company and Dutchess Advisors, Ltd. ("DAL"), dated
                      December 21, 1999.

      4.16            Amendment to Agreement between the Company and DAL dated
                      February 25, 2001.

      4.17            Settlement Agreement between the Company and Rocky
                      Mountain Employee Benefits, Inc. ("RMEB") dated
                      February 8, 2001.

      5.1 Form of Opinion of Jones, Waldo, Holbrook & McDonough as to the legality of the Shares

      10.1            Stock Purchase and Exchange Agreement between the Company,
                      VisionComm, Inc. ("VCI") and the Shareholders of VCI dated
                      December 19, 2000.  (Incorporated by reference from
                      Current Report on Form 8-K filed with the Commission on January 9, 2001).

      10.2            Employment Agreement of Chandos Mahon dated December 1,
                      2000. (Incorporated by reference from Quarterly Report on Form 10-QSB for the nine months ended December 31, 2000, filed with the Commission on February 14, 2001).

      10.3            The Private Equity Credit Agreement by and between the
                      Company and Paladin Trading Company Limited dated as of
                      August 31, 2000, incorporated by reference by Current
                      Report on Form 8-K filed with the Commission on September 14, 2000.


      23.1            Consent of HJ & Associates, Certified Public Accountants.
                      (Accountants for the Company)

      23.2            Consent of Jones, Waldo Holbrook & McDonough (contained in
                      Opinion of Counsel filed as Exhibit 5.1).

      24              Power of Attorney (See Signature page of this Registration
                      Statement).


ITEM 17.  UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 2, 2001.

                                         CHEQUEMATE INTERNATIONAL, INC.


Date:   March 2, 2001                    By /s/ Chandos Mahon
                                           -------------------------------------
                                           Chandos Mahon, President and Chief
                                           Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Chequemate International, Inc., d/b/a C-3D Digital, Inc., hereby severally constitute Chandos Mahon, as our true and lawful attorney with full power to him, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post- effective amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Chequemate International, Inc., to comply with the provisions of the Securities Act and all requirements fo the Securities and Exchange Commission, hereby ratifying and confirming our signatures as it may be signed by our said attorney, to said Registration Statement and any and all amendments thereto.


Date: February 26, 2001                   By /s/ J. Michael Heil
                                            ------------------------------------
                                            J. Michael Heil, Director

Date: February 23, 2001                   By /s/ John Bartholomew
                                            ------------------------------------
                                            John Bartholomew, Director

Date: February 23, 2001                   By /s/ Andre Peterson
                                            ------------------------------------
                                            Andre Peterson, Director

Date: February 26, 2001                   By /s/ Robert E. Warfield
                                            ------------------------------------
                                            Robert E. Warfield, Director

Date: February 23, 2001                   By /s/ Daniel R. Thompson
                                            ------------------------------------
                                            Daniel R. Thompson, Director

Date: February 23, 2001                   By /s/ William J. Brinkmeier
                                            ------------------------------------
                                            William J. Brinkmeier, Director

Date: February 23, 2001                   By /s/ Thomas A. Nix
                                            ------------------------------------
                                            Thomas A. Nix, Director

                                  EXHIBIT INDEX


    Exhibit No.       Name of Exhibit
    -----------       ---------------
      4.1             Specimen certificate for common stock filed as Exhibit 4.1 to the Company's 8-A registration statement and
                      incorporated herein by reference.

      4.2             Common Stock Purchase Agreement between the Company and
                      Crooks Hollow Road, L.L.C. ("CHR") dated May 10, 2000
                      (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

      4.3 Registration Rights Agreement between the Company and CHR, dated May 10, 2000. (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

      4.4             Modification Agreement between the Company and CHR dated
                      August 28, 2000.

      4.5             Amendment to Agreement between the Company and CHR dated
                      February 18, 2001.

      4.6             Agreement between the Company and Scott Applegate and TEN
                      Private Cable ("Applegate") dated August 9, 2000.

      4.7 Amendment to Agreement between the Company and Applegate dated February 16, 2001.

      4.8             Asset Purchase Agreement between the Company and United
                      Business Services, Inc. ("UBS"), dated March 31, 2000.

      4.9             Letter Amendment to Asset Purchase Agreement between the
                      Company and UBS dated August 8, 2000.

      4.10            Amendment to Agreement between the Company and UBS dated
                      January 5, 2001.

      4.11            Asset Purchase Agreement between the Company and Cinema
                      Internet Networks, Inc. ("CIN") dated May 25, 2000.

      4.12            Letter Amendment to Asset Purchase Agreement between the
                      Company and CIN dated August 3, 2000.

      4.13 Pledge and Escrow Agreement between the Company and CIN, and Linda J. Hogg, escrow agent, dated August 23, 2000.

      4.14            Amendment to Agreement between the Company and CIN dated
                      February 2, 2001.


      4.15            Corporate Finance and Advisory Agreement between the
                      Company and Dutchess Advisors, Ltd. ("DAL"), dated
                      December 21, 1999.

      4.16            Amendment to Agreement between the Company and DAL dated
                      February 25, 2001.

      4.17            Settlement Agreement between the Company and Rocky
                      Mountain Employee Benefits, Inc. ("RMEB") dated
                      February 8, 2001.

      5.1 Form of Opinion of Jones, Waldo, Holbrook & McDonough as to the legality of the Shares.

      10.1            Stock Purchase and Exchange Agreement between the Company,
                      VisionComm, Inc. ("VCI") and the Shareholders of VCI dated
                      December 19, 2000. (Incorporated by reference from Current
                      Report on Form 8-K filed with the Commission on January 9,
                      2001).

      10.2            Employment Agreement of Chandos Mahon dated December 1,
                      2000. (Incorporated by reference from Quarterly Report on Form 10-QSB for the nine months ended December 31, 2000, filed with the Commission on February 14, 2001).


      10.3            The Private Equity Credit Agreement by and between the
                      Company and Paladin Trading Company Limited dated as of
                      August 31, 2000, incorporated by reference by Current
                      Report on Form 8-K filed with the Commission on September 14, 2000.

      23.1            Consent of HJ & Associates, Certified Public Accountants.
                      (Accountants for the Company)

      23.2            Consent of Jones, Waldo Holbrook & McDonough (contained in
                      Opinion of Counsel filed as Exhibit 5.1).

      24              Power of Attorney (See Signature page of this Registration
                      Statement).